Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of PetroLogistics LP for the registration of common units or other classes of units representing limited partner interests, debt securities, and guarantees and to the incorporation by reference therein of our report dated March 8, 2013, with respect to the consolidated financial statements of PetroLogistics LP included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
July 22, 2013